EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 1, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Active Power, Inc. on Form 10-K for the year ended December, 31 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Active Power, Inc. on Form S-8 (File No.-333-43248, File No. 333-56122, File No. 333-104725, File No. 333-115039, File No. 333-123587, File No. 333-132792, File No. 333-144782, File No. 333-150481, File No. 333-157662, File No. 333-165217 and File No. 333-167005) and Form S-3 (File No. 333-123586, File No. 333-161608, and File No. 333-163301).

/s/ Grant Thornton LLP

Dallas, Texas
March 1, 2011